Exhibit 10.5

CONFORMED COPY

VIRGIN ENTERPRISES

Virgin Media Limited

160 Great Portland Street

London W1W 5QA

Date:       8th February 2007

Dear Sirs

Trade Mark Licence between Virgin Enterprises Limited (“VEL”) and Virgin Media Limited (formerly NTL Group Limited) dated 3 April 2006 (the “Virgin Media Licence”)

Whereas:

(A)          The Parties entered into the Virgin Media Licence granting permission to use the Marks (as defined in the Virgin Media Licence) as stated therein;

(B)           The parties wish to extend the aforementioned grant to the Licensee and members of the Virgin Media Group to use the name “Virgin Media Television” in connection with TV Management Services on the terms as set out in this Amendment Letter 1;

(C)           The parties have also agreed that the Virgin Media Group’s business communications division may make some incidental use of the Marks and the “virginmedia.co.uk” email addresses in relation to the Virgin Media Group’s business division on the terms set out in this Amendment Letter 1; and

(D)          By entering into this Amendment Letter 1, VEL and the Licensee wish to amend the Virgin Media Licence to reflect the above save that any changes or amendments made herein are not designed or intended to limit or restrict the rights already granted in the Virgin Media Licence.

1.             Definitions

1.1           Capitalised words and phrases not defined in this letter of agreement (“Amendment Letter 1”) shall have the same meaning as under the Virgin Media Licence.

1.2           Further, the following definitions shall have the following meaning:

“Content Revenues” means the amount of content revenue as reported in Virgin Media Inc.’s (formerly NTL Incorporated’s) statement of operations contained in its Quarterly Report or its Annual Report, as appropriate;

“IDS” means Interactive Digital Sales Limited, a wholly-owned subsidiary of the Virgin Media Group;

“Licensed Content Revenues” is calculated as follows:

Content Revenues less (to the extent not already deducted in the calculation of Content Revenues):

(i)         value added tax, sales tax, excise duties and equivalent taxes and duties; and

(ii)        bad debt expense in accordance with Accounting Standards (save that such deduction shall not exceed 4% of Licensed Content Revenues); and

(iii)       revenues accruing from intra group cross-charges and cost-based recharges relating to use of facilities between the Virgin Media Group and any joint venture, undertaking or company, which is not a member of the Virgin Media Group, but in which any member of the Virgin Media Group has an interest (including the Virgin Media Group’s joint ventures with the British Broadcasting Corporation and BBC Worldwide Limited, commonly known as “UKTV”);

(iv)       revenues accruing to the Virgin Media Group from sales or activities within the Virgin Media Group (including intra-group revenues such as carriage fees for distribution of TV Programme Services via the Virgin Media Group’s Communications Services);

(v)        any revenue accruing to the Virgin Media Group from activities carried out other than pursuant to the Marks which have been included in Content Revenues including revenues accruing to the following members or divisions of the Virgin Media Group: Sit-up, Minotaur International and IDS;

“TV Management Services” means services or activities relating to the creation, acquisition, exploitation, sales, distribution and licensing of any TV Programme Service of the Virgin Media Group or UKTV and/or the TV programmes associated therewith, including advertising, sponsorship, merchandising and promotional activities in connection with these activities; and

“UKTV” means the joint venture companies jointly owned by the Virgin Media Group, the British Broadcasting Corporation and BBC Worldwide Limited and established to create certain TV Programme Services.

1.3           In the Virgin Media Licence, all references to “NTL” shall be deemed to be replaced with “Virgin Media” and all references to the “NTL Group” shall be deemed to be replaced with the “Virgin Media Group”.

2.            Content Rights

In consideration of the additional royalties payable to VEL under the Virgin Media Licence (as amended in accordance with the terms of this Amendment Letter 1), VEL and the Licensee agree to amend the Virgin Media Licence, with effect from 8 February 2007, as follows:

2.1           Subject to clause 2.4, VEL hereby grants to the Licensee and all members of the Virgin Media Group for the Term the right to use the Marks in the form of the name “Virgin Media Television” (or such other name as may be chosen pursuant to clause 2.2 from time to time) in relation to TV Management Services on a worldwide non-exclusive basis, save that this grant is exclusive in relation to this name in the Territory.

2.2           Schedule 2 Part C of the Virgin Media Licence shall be amended to include the name “Virgin Media Television”.  The parties acknowledge that it is the current intention of the Virgin Media Group to use the name “Virgin Media Television” in relation to TV Management Services save that VEL agrees that the Licensee can use any other names comprising of “Virgin” (whether as a name or in the form of the Virgin Signature) provided that such names are always used in conjunction with and always in front of any word or words which is or are suitable to describe or denote the TV Management Services, such additional word or words to be approved by VEL in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed).

2.3           Schedule 2 Part D of the Virgin Media Licence shall be amended to include the following domain names:

virginmediatelevision.com,
virginmediatelevision.co.uk,
virginmediatelevision.net,
virginmediatelevision.eu,
virginmediatv.com,
virginmediatv.co.uk,
virginmediatv.net,
virginmediatv.eu,
virginmedia.co.uk,
virginmedia.net (subject to this name being transferred to VEL),

virginphone.co.uk,
virginmedia.mobi,
virginmedia.tv,

On a non-exclusive basis outside the Territory the following domain names:

virgincommunications.com
virginphone.net
virginmobile.net
virgintv.mobi
virginbroadband.biz
virginmobile.biz
virginbroadband.org
virginphone.org
virginmobile.org

and members of the Virgin Media Group shall be permitted to use the Domain Names as amended accordingly in relation to TV Management Services.  The Virgin Media Group shall procure that legal ownership of the domain names virginmediasales.com and virginmediasales.co.uk is transferred to VEL as soon as reasonably practicable.

2.4           The parties acknowledge that the additional rights referred to in clause 2.1 above shall be subject to the following provisions:-

(a)           in respect of TV Management Services, the rights granted hereunder do not extend to permit the use of the Marks to brand a TV Programme Service or the actual TV programmes themselves nor, in relation to UKTV, permission to rename the UKTV joint venture companies (save in each case as already permitted in the Virgin Media Licence, as amended by this Amendment Letter 1) provided that the Marks may be used (including on end slates) to indicate that such TV Programme Service and/or TV programmes are created, acquired, exploited, sold, licensed or distributed by “Virgin Media Television”.  Nothing in this clause 2.4(a) is intended to prevent the Virgin Media Group using the name “Virgin Media” to advertise and promote the Virgin Media Group’s TV Programme Services to Customers or prospective Customers, which the parties agree is expressly permitted;

(b)           in respect of TV Management Services, where the Licensee or a member of the Virgin Media Group is using the Marks in relation to the creation, production or commissioning of a TV programme outside of the Territory (including where the Licensee or a member of the Virgin Media Group is commissioning a third party to produce a TV programme on its behalf or co-producing a TV programme in association with any third party located outside the Territory (e.g. joint funding of a TV programme with a US production company or broadcaster)), the Licensee acknowledges that: (i)

overall management and control of the Licensee’s or the relevant member of the Virgin Media Group’s business activities shall remain in the Territory; and (ii) such TV programme is intended by the Licensee or relevant member of the Virgin Media Group for broadcast to an audience in the Territory as part of the TV Programme Services of the Virgin Media Group.  The parties agree that the foregoing shall not prevent the Licensee or any member of the Virgin Media Group from carrying out creation, production and commissioning activities outside of the Territory and/or, in the case of co-productions, from such TV programmes being broadcast outside the Territory by, on behalf of or under licence from any co-producer provided that no such TV programme shall be either broadcast or sold, distributed or marketed using the Marks outside the Territory (other than use of the Marks in copyright notices and on end slates to indicate that such TV programme is owned by and/or a production or co-production of the Licensee or relevant member of the Virgin Media Group);

(c)           it is agreed that the Virgin Media Group shall not be required to use the Marks in the form of the name “Virgin Media Television” in relation to TV Management Services until the Virgin Media Group at its discretion elects to do so;

(d)           for the avoidance of doubt, all use or proposed use by the Virgin Media Group of the Marks under the terms of this Amendment Letter 1 shall be in accordance with clause 5 of the Virgin Media Licence, save that the obligation in clause 5.8 to comply with the Service Levels set out in Schedule 3 of the Virgin Media Licence shall be limited only to the obligations set out in paragraphs 1.1 and 1.2.

2.5           The Licensee may at any time submit a proposal to extend the scope of the Virgin Media Licence in order to permit the Licensee or a member of the Virgin Media Group to create, brand, sell and distribute a new TV Programme Service under the Marks (whether through the Communications Services or any other platform or distribution means not branded with the Marks, whether provided by the Virgin Media Group or a third party, including video on demand, mobile, broadband and interactive services).  VEL shall, acting in all good faith and in a timely manner, consider such proposal from the Licensee.   Subject to VEL’s approval of such proposal and agreement in writing by the parties of such amendments to the Virgin Media Licence as are required to extend the Virgin Media Licence to cover such approved TV Programme Service, the parties will agree a royalty payable in respect of such TV Programme Service that is no greater than 1% of the revenues accruing to the Virgin Media Group from such TV Programme Service (subject to any relevant deductions referred to in the definition of Licensed Content Revenues).

3.             Royalties

3.1           Subject to clause 3.2, in consideration of the rights granted under clause 2, the Licensee shall pay VEL a royalty the greater of:

(a)            one quarter of one per cent (0.25%) of the Licensed Content Revenues; or

(b)           fifty thousand pounds (£50,000),

in respect of each Quarter. In respect of any part of a Quarter in respect of which royalties are payable pursuant to this Amendment Letter 1, such royalties shall be reduced pro rata in accordance with the number of days for which such royalties are due compared with the number of days in the Quarter in question.  In the event that the parties agree to extend the Virgin Media Licence to allow IDS to use the Marks in respect of its business (to the extent that such rights are not already granted pursuant to the Virgin Media Licence), the minimum royalty payable pursuant to clause 3.1(b), subject to agreement of such extension in writing, shall be increased to sixty two thousand pounds (£62,500) per Quarter.

3.2           The royalties payable pursuant to clause 3.1 shall become payable from the earlier of 8 February 2007 or the first external use of the Marks in the form of the name “Virgin Media Television” as the case may be.

3.3           In the event that any member or members of the Virgin Media Group carrying out TV Management Services under the Marks ceases to be a part of the Virgin Media Group (“Departing Company” or “Departing Companies”), the provisions of clause 7.1(d) of the NTL Licence shall apply and, upon such cessation:

(a)            the royalty payable under this Amendment Letter 1 in respect of the revenues accruing to that Departing Company or those Departing Companies shall cease to become payable or, if the Departing Company or those Departing Companies carry on all of the Virgin Media Group’s TV Management Services then no royalties shall be payable under this clause 3 upon such cessation; and

(b)           the minimum royalty payable under clause 3.1(b) shall be reduced proportionately to reflect the reduction in revenues attributable to that Departing Company or those Departing Companies or, if the Departing Company or those Departing Companies carry on all of the Virgin Media Group’s TV Management Services then no minimum royalty shall be payable under this clause 3 upon such cessation.

3.4           A worked example of royalty calculations as applied to the financial year ending 2006 for illustrative purposes are set out in the attached Schedule.

3.5           The provisions of clauses 4.2 to 4.11 and 4.14 of the Virgin Media Licence shall be deemed to apply, mutatis mutandis, to the royalties payable under this Amendment Letter 1.

3.6           Sub-section (c) in the definition of “Licensed Revenues” shall be amended as follows in order to avoid any double counting of revenues:

“(c)          any other revenues accruing to the Virgin Media Group from activities carried out pursuant to the Marks which have not been included in Consumer Revenues (but excluding Licensed Content Revenues);”

4.            Business Division – Incidental Rights and use of “virginmedia.co.uk” email addresses

4.1           In relation to the Virgin Media Group’s business communications division (which provides Communications Services, Communications Networks, equipment and related services to business customers) (the “Business Division”), Virgin Media Group shall be permitted to make non-material incidental use of the Marks and shall be entitled to use “virginmedia.co.uk” email addresses for a period of 12 months from 8 February 2007 (to the extent that the Business Division remains a member of the Virgin Media Group).  In consideration of the foregoing the Licensee shall pay VEL one hundred thousand pounds (£100,000) payable in four equal installments at the end of each Quarter following the date hereof.   VEL shall agree upon the request of the Licensee, acting reasonably and in good faith, to extend such use for a further period of up to six (6) months on the expiry of the initial period.  The Licensee shall pay VEL up to fifty thousand pounds (£50,000) in respect of any such further use to be paid pro rata in the event that such use ceases before the expiry of such six (6) month period.

5.            Virgin Central

5.1           With effect from 8 February 2007, Schedule 2 Part C of the Virgin Media Licence shall be amended to include the name “Virgin Central” and the Licensee’s rights to use the name “Virgin Central” shall be exclusive in the Territory.

6             Miscellaneous Provisions

6.1           The parties acknowledge that pursuant to the rights under the Virgin Media Licence various corporate and central functions (such as human resources, procurement, legal, accounts, corporate filings), operational and network services, staff education and training, and fulfilment functions of the Virgin Media Group will be re-branded and will operate under the Marks. The parties acknowledge that in addition to servicing those aspects of the business which have been re-branded under the Marks, such functions will also service those aspects of the Virgin Media Group’s business that may not be re-branded with the Marks (whether such re-branding is permitted under the Virgin Media Licence or not and/or whether or not the Virgin Media Group has exercised its rights to re-brand where such re-branding is permitted under the Virgin Media Licence).  VEL acknowledges that the offer, provision or operation of such functions and services by the Virgin Media Group under the Marks is permitted and will not amount to a breach of the Virgin Media Licence, provided that the Licensee agrees that:

(a)           following expiry of the period referred to in clause 4, and in consideration of the Licensee making a payment of twenty five thousand pounds (£25,000) to VEL in respect of each Quarter payable from the end of the period referred to in clause 4.1 (and as adjusted every third anniversary of this date to take into account inflation as measured by the RPI):

(i)            in relation to customers of the Business Division only, the Virgin Media Group shall not be permitted to make any further use of the Marks, provided that the Virgin Media Group may make incidental use of the name “Virgin Media” for the fulfilment of installation, maintenance and network support of any part of the Virgin Media Group’s Communications Networks (the “Network Services”) utilized by customers of the Business Division where such Network Services must be fulfilled by a non-Business Division section of the Virgin Media Group under the Marks by virtue of the fact that the relevant part of the Communications Networks is owned and/or operated by a non-Business Division section of the Virgin Media Group for as long as such Communications Networks form part of or are required by the Business Division (irrespective of whether or not the Business Division remains a member of the Virgin Media Group);

(ii)           for the avoidance of doubt, no use of the Marks in relation to the marketing, sale or promotion of any equipment or services forming part of the Business Division shall be permitted.

(b)           such Marks shall be used in a manner which is in accordance with honest commercial practices and does not without due cause take unfair advantage thereof or could reasonably be considered to result in consumer confusion; and

(c)           in relation to those parts of the business that are not re-branded with the Marks, the Licensee will not create the impression that such activities are branded with the Marks.

6.2           For the avoidance of doubt, following the renaming of the Licensee as “Virgin Media” under and in accordance with the terms of the Virgin Media Licence, any company which is part of the Virgin Media Group and which undertakes any activities which may not be branded with the Marks under and in accordance with the terms of the Virgin Media Licence shall be permitted to identify itself as a member of the “Virgin Media Group” provided that no such member shall use the Marks in a manner which is not in accordance with honest commercial practices and does not without due cause take unfair advantage of the Marks.  Examples of permitted use include “A Virgin Media Company” or “Part of the Virgin Media Group” or “[company name], Part of the Virgin Media Group” or “[company name], a Virgin Media Company”.

6.3           This Amendment Letter 1 constitutes an amendment of the Virgin Media Licence under and in accordance with the terms of Clause 14.2 of the NTL Licence.  All other terms of the Virgin Media Licence remain unchanged and shall apply in respect of the rights granted under this Amendment Letter 1.  The activities licensed pursuant to this Amendment Letter 1 shall be deemed to be “Licensed Activities” pursuant to the Virgin Media Licence.

6.4           This Amendment Letter 1 shall be governed by and construed in accordance with English law. Subject to clause 14.6 of the Virgin Media Licence each of the parties irrevocably submits to the exclusive jurisdiction of the Courts of England.

Please confirm your acceptance of the terms of this Amendment Letter 1 by signing where indicated below.

/s/GORDON MCCALLUM

for and on behalf of
Virgin Enterprises Limited

/s/ROBERT MACKENZIE

for and on behalf of
Virgin Media Limited